Exhibit 99.2

Genesis Bioventures Appoints Mark A. Franzen, CPA, As Chief Financial Officer

Monday August 28, 9:30 am ET

NEW YORK, Aug. 28 /PRNewswire-FirstCall/ - Genesis Bioventures, Inc. (OTC BB: GBIW - News) announced today that Mark A. Franzen, CPA, has joined the Company, fulfilling the role of Chief Financial Officer. Mr. Franzen is an experienced executive with more than thirty years of top level accounting and corporate finance assignments for a wide variety of companies.

Mr. Franzen has been instrumental in the success of Initial Public Offerings, multi-million dollar financings, corporate registration statements and SEC filings in a number of different industries. Mr. Franzen served as the CFO of MTI Technology where he restructured the company that, within three quarters, achieved positive cash flow, profitability, and the 36th largest stock price increase of 3,800 Micro Cap companies.

Mr. Franzen has held a position as CFO with several venture-backed companies including Y Media, Evolve Products, Storage Concepts, Calios, UniStructure, Digital Sound and Computers International during which time he managed equity infusions in excess of $100 million and established bank and capital lease lines in excess of $80 million. Mr. Franzen was CFO for Level One Communications, where he managed and completed a $45 million IPO in August 1993. From 1980 to 1983 Mr. Franzen was Executive Vice President of Finance at Micro Peripherals where he managed equity infusions of $24 million and negotiated the $95 million sale of the company. From 1967 to 1975 he served as senior audit manager of Price Waterhouse. Mark A. Franzen earned his Bachelor's of Science Degree in Business Administration and Accounting in 1967 from California State University at Northridge.

"Mark's appointment as our Chief Financial Officer is a continuation of the management reorganization we announced last year and further demonstrates our commitment to retain top level senior executives for our management team. His experience in corporate finance, public and private financings, IPO's and turn-arounds adds key experience and financial strength to our Company," said Mr. Douglas C. Lane, CEO and Chairman of GBI. "I am very pleased Mark is joining our management team. I look forward to working closely with him as we continue to implement our turn-around plan and growth strategies."

About Genesis Bioventures, Inc.

Genesis Bioventures, Inc. is a biomedical development corporation focusing on the development and commercialization of novel diagnostics and therapeutics in oncology and neurodegenerative diseases.

This press release may contain statements that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "establish," "project" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from Genesis' historical experience and its present expectations or projections. These risks include, but are not limited to: actual use of the Mammastatin Serum Assay; actual commercialization of the Mammastatin Serum Assay; actual use of the Rapid Prion Detection assays; actual commercialization of assays for transmissible spongiform encephalopathies in animals and humans; GBI's ability to transition its corporate restructuring; to generate revenues and net income; ability to obtain personnel and directors familiar with investment, biotechnology, and pharmaceutical industries; commercialization of products through Biomedical Diagnostics and Prion Developmental Laboratories; GBI's ability to become an industry leader; changes in economic conditions; the competitive environment within the biomedical industry; GBI's ability to capture market share; the effectiveness of GBI's advertising and marketing programs; ability to raise additional capital; ability to achieve earnings goals; regulatory and legal changes; ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in GBI's filings with the SEC, including the Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K, which reports are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: Genesis Bioventures, Investor Relations, (604) 542-0820, gbi@gnsbio.com, www.gnsbio.com; Managing Director, Aurelius Consulting Group, Inc., (407) 644-4256 ext 115, sanford@aurcg.com, www.runonideas.com